Exhibit 23.3

[SCHLUMBERGER DATA AND CONSULTING SERVICES LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Data & Consulting Services Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about 24 February 2009, of information from our reserve report dated 22 February 2008, entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Chesapeake Energy Corporation Oil and Gas Properties as of 31 December 2007.”

DATA & CONSULTING SERVICES
DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II, P.G., C.P.G., C.C.G.
Charles M. Boyer II, P.G., C.P.G., C.C.G.
Operations Manager, Pittsburgh Consulting Services

24 February 2009